UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )

                              CV THERAPEUTICS INC.
                          -----------------------------
                                (Name of issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
           -----------------------------------------------------------
                         (Title of class of securities)

                                    126667104
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                DECEMBER 29, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               | | Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               | | Rule 13d-1 (d)

---------------------------------
      CUSIP No. 126667104                      13G
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      1,190,000
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,190,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,190,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

---------------------------------
      CUSIP No. 126667104                      13G
---------------------------------


-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Fonds Holding GmbH
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      1,190,000
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      1,190,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,190,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.2%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------


* Included in this figure are the securities reported by DWS Investment GmbH on the following cover page.

** Included in this percentage are the percentages of securities reported by DWS Investment GmbH on the following cover page.

---------------------------------
      CUSIP No. 126667104                      13G
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH (f/k/a Deutsche Gesellschaft fur
         Wertpapiersparen mbH)
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    1,108,500
                             ------ --------------------------------------------
BENEFICIALLY                        SHARED VOTING POWER
OWNED BY                     6      0
                             ------ --------------------------------------------
EACH                                SOLE DISPOSITIVE POWER
REPORTING                    7      1,108,500
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      0
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,108,500
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.8%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER:

               CV Therapeutics Inc. (the "Issuer")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          The address of the Issuer's principal executive offices is 3172 Porter Drive, Palo Alto, California 94304.

ITEM 2(A).     NAME OF PERSON FILING:

          This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Fonds Holding GmbH ("DWS Group") and DWS Investment GmbH ("DWS" and, together with DBAG and DWS Group, the "Reporting Persons").

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

          The principal place of business of DWS Group is Feldbergstrasse 22, 60323 Frankfurt, Federal Republic of Germany.

          The principal place of business of DWS is Gruneburgweg 113-115, 60612 Frankfurt, Federal Republic of Germany.

ITEM 2(C).     CITIZENSHIP:

          The citizenship of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

          The title of the securities is common stock (the "Common Stock").

ITEM 2(E).     CUSIP NUMBER:

          The CUSIP number of the Common Stock is set forth on each cover page.

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B),
               OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) |_|  Broker or dealer registered under section 15 of the Act;

               (b) |_|  Bank as defined in section 3(a)(6) of the Act;

               (c) |_| Insurance Company as defined in section 3(a)(19) of the Act;

               (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940;

               (e) |_|  An  investment  adviser  in  accordance  with Rule 13d-1
                        (b)(1)(ii)(E);

               (f) |_|  An  employee   benefit  plan,   or  endowment   fund  in
                        accordance with Rule 13d-1 (b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

               (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

               (i) |_|  A church plan that is excluded from the definition of an
                        investment   company  under  section   3(c)(14)  of  the
                        Investment Company Act of 1940;

               (j) |_|  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

ITEM 4.        OWNERSHIP.

               (A)  AMOUNT BENEFICIALLY OWNED:

                    Each of the Reporting  Persons owns the amount of the Common
               Stock as set forth on the applicable cover page.

               (B)  PERCENT OF CLASS:

                    Each of the  Reporting  Persons owns the  percentage  of the
               Common Stock as set forth on the applicable cover page.

               (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons  has the sole  power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons has the shared power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                    (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         Each of the  Reporting  Persons  has the sole  power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                    (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:

                         Each of the  Reporting  Persons has the shared power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Investment management clients of each of the Reporting Persons have the ultimate right to any dividends from Common Stock and the proceeds from the sale of Common Stock.

ITEM 7.        IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY   WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Deutsche   Vermogensbildungsgesellschaft   MbH  and   DWS   Investment
Management   S.A.   Luxemburg  are   subsidiaries  of  DWS  Group  and  indirect
subsidiaries of DBAG.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2001



                                                DEUTSCHE BANK AG



                                                By: /s/ Dr. Rainer Grimberg
                                                   ----------------------------
                                                   Name:   Dr. Rainer Grimberg
                                                   Title:  Director



                                                By:   /s/ Christoph Kirschhofer
                                                   ----------------------------
                                                   Name:   Christoph Kirschhofer
                                                   Title:  Director

                                                                       EXHIBIT 1
                                                                       ---------



                     Consent of Deutsche Fonds Holding GmbH


          The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  January 30, 2001



                                        DEUTSCHE FONDS HOLDING GMBH



                                        By:   /s/ Ralf Ring
                                            ------------------------------------
                                            Name:   Ralf Ring
                                            Title:  Head of Compliance (DWS)



                                        By:   /s/ Susan Seidel
                                            ------------------------------------
                                            Name:   Susan Seidel
                                            Title:  Compliance (DWS)

                                                                       EXHIBIT 2



                         Consent of DWS Investment GmbH


          The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  January 30, 2001



                                           DWS INVESTMENT GMBH



                                           By:  /s/ Ralf Ring
                                               --------------------------------
                                               Name:   Ralf Ring
                                               Title:  Head of Compliance (DWS)



                                           By:   /s/ Susan Seidel
                                               ---------------------------------
                                               Name:   Susan Seidel
                                               Title:  Compliance (DWS)